Exhibit 5.1

FORM OF OPINION OF HOGAN LOVELLS US LLP

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

            , 2016

Board of Directors

Lockheed Martin Corporation

Abacus Innovations Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Ladies and Gentlemen:

We are acting as counsel to Lockheed Martin Corporation, a Maryland corporation (the “Company”), and Abacus Innovations Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“Splitco”), in connection with the filing of a Registration Statement on Form S-4 and Form S-1 (Registration No. 333-210797) (the “Registration Statement”) by Splitco with the U.S. Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering by the Company of the shares of common stock of Splitco, par value $0.001 (“Splitco common stock”), consisting of 100 shares of Splitco common stock outstanding and held by the Company and up to 76,958,818 additional shares of Splitco common stock to be issued to the Company and distributed to stockholders of the Company pursuant to the Agreement and Plan of Merger, dated as of January 26, 2016, among the Company, Leidos Holdings, Inc., Splitco and Lion Merger Co., as amended, and the Separation Agreement, dated as of January 26, 2016, between the Company and Splitco, as amended (the “Separation Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the General Corporation Law of the State of Delaware, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that the outstanding shares of Splitco common stock are, and the shares of Splitco common stock to be issued in accordance with the Separation Agreement will be when so issued, validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,